EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact, at (781) 861-8444:

Michael W. Rogers	William B. Boni
Exec. VP and Chief Financial Officer	VP, Corp. Communications

INDEVUS PHARMACEUTICALS ANNOUNCES FIRST QUARTER

FISCAL 2004 RESULTS

Company Receives 90-Day Extension To FDA Action Date on Trospium

Investor Conference Call Planned for February 13, 2004, 9:00 A.M. Eastern Time

LEXINGTON, MA, February 13, 2004 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the three month period ended December 31, 2003, the first quarter of fiscal year 2004. The Company will host a conference call today, February 13, 2004, at 9 a.m., Eastern Standard Time (details follow below).

The Company reported a net loss of $12,024,000 or $0.25 per share, diluted, for the three month period ended December 31, 2003, compared to a net loss of $5,431,000, or $0.12 per share, diluted, for the three month period ended December 31, 2002.

At December 31, 2003, the Company had consolidated cash, cash equivalents and marketable securities totaling $73,579,000.

“We submitted the New Drug Application (NDA) for trospium for overactive bladder (OAB) on April 28, 2003,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “Since that time, we have been in active contact with the U.S. Food and Drug Administration (FDA) concerning a variety of review issues. We are now in a position to provide investors with an update on some of those key issues.

“The trospium finished product will be manufactured by our licensor, Madaus AG, at their manufacturing facility in Germany,” said Dr. Cooper. “FDA conducted a pre-approval inspection at this site in early February 2004. No significant issues were noted by the inspector, and therefore, we are now initiating a manufacturing campaign to have launch quantities of finished product available by June or July, 2004.

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“FDA requires drugs in the pharmacological class to which trospium belongs (muscarinic receptor antagonists), and indeed most new drugs, to undergo rigorous analysis to determine if they have any clinically significant effect on the QT interval of cardiac muscle contractility,” said Dr. Cooper. “Administration of drugs that significantly prolong the QT interval may lead to serious or fatal cardiac arrhythmias. The NDA for trospium contained a placebo-controlled study conducted by the sponsor to assess the effect of trospium on the QT interval. The study was designed with FDA input and was considered the current standard at that time. The study concluded that trospium administration did not prolong the QT interval. In November 2002, the FDA issued a preliminary concept paper concerning the clinical evaluation of QT interval prolongation for non-antiarrhythmia drugs which stipulated that QT interval studies should have larger sample sizes than previously required, should include a greater number of ECG readings than previously required, and should include a positive control, such as the drug moxifloxacin, which causes a predictable increase in the QT interval. In late 2003, we became aware that a competitive OAB product with a pending NDA received an approvable letter, requiring the sponsor to perform a QT study. A second competitive OAB product also received an approvable letter with a requirement to perform additional unspecified clinical studies. Although we believe that our QT study of trospium, completed in 2001, demonstrated no effect on the QT interval, we decided to perform a second QT study with the new standard as described in the November 2002 FDA concept paper. FDA was consulted on the study design, the study was completed in late 2003, and the final study report was recently submitted to FDA. The study demonstrated that both trospium and placebo had no significant effect on the QT interval while moxifloxacin, the positive comparator, had an expected increase in QT interval. Thus, the study concluded that trospium has no significant effect on the QT interval.

“As a result of the submission of this new QT study, we received a letter yesterday, February 12, 2004, from the FDA establishing a 90-day extension to the original Prescription Drug User Fee Act (PDUFA) action date of February 27, 2004, moving that date to May 28, 2004,” said Dr. Cooper.

“We have also recently completed a successful trial designed to explore further certain attributes of trospium,” said Dr. Cooper. “The 12-week, placebo-controlled trial enrolled 658 patients at 52 sites in the U.S. Preliminary results show that the trial met all of its primary and secondary endpoints with a high degree of statistical significance, including a reduction in both micturitions (urinations) and urinary incontinence episodes among patients treated with trospium versus placebo. In particular, the study confirmed a rapid onset of action within one week of therapy and a significant reduction in urge severity. The most frequent side effects seen in the trial were the common anti-cholinergic side effects of dry mouth and constipation, with results consistent with our previous studies. We hope to use these findings in discussions with the FDA to support proposed statements in the product label which may help reinforce trospium’s position in the marketplace. We also intend to submit the results of the study for presentation in scientific forums and publication in peer-reviewed journals.

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“We intend to enter into a commercialization agreement for the launch and marketing of trospium,” said Dr. Cooper. “We have entered into late stage negotiations for a trospium marketing partnership that, if consummated, would allow us to establish a specialty sales force and co-promote trospium. As part of our continuing development program, we are also conducting additional clinical trials in the U.S. to develop extended release formulations of trospium.

“In preparation for the product launch of trospium, we have continued to present analyses of data from our previous U.S. trial with trospium at key meetings of professional urological associations, including the International Continence Society, the American Urology Association and the International Urogynecological Association,” said Dr. Cooper. “In addition, results from this trial have been accepted for publication by a peer-reviewed journal expected in the late spring.

“Although our primary focus recently has been trospium, we also plan to begin several clinical trials in 2004 for other products in our portfolio,” said Dr. Cooper. “We expect to initiate Phase I testing in the second quarter of fiscal 2004 with aminocandin, a member of the echinocandin class of anti-fungal compounds licensed last year from Aventis as a treatment for serious systemic, invasive fungal infections.

“We also plan to begin additional clinical testing with pagoclone, a novel GABA modulator for anxiety disorders,” said Dr. Cooper. “We intend to initiate a Phase III trial with pagoclone in generalized anxiety disorder in the second half of 2004. Simultaneously, we are proceeding with discussions related to new worldwide development and commercialization partnerships for this compound.

“We are completing the scale-up of manufacturing in anticipation of initiating a multi-dose Phase I trial with IP 751, a non-psychoactive synthetic derivative of tetrahydrocannabinol, in the second half of 2004,” said Dr. Cooper. “IP 751, under development to treat pain and inflammatory disorders, appears to suppress the key inflammatory cytokines which are implicated in such disorders.

“We recently entered into a new agreement with Ferrer Internacional under which Ferrer will be responsible for the future development, manufacture and commercialization of citicoline for ischemic stroke in the U.S. and Canada,” said Dr. Cooper. “Indevus will receive a portion of milestone payments made to Ferrer by any third party, as well as royalties on net sales of the product, in exchange for granting Ferrer exclusive rights to our patents and know-how related to citicoline. This new agreement gives Indevus the opportunity to participate significantly in the future economics of citicoline, should the product be approved and marketed in the U.S. and Canada, without incurring any further costs.”

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Consolidated revenues of $927,000 in the first quarter of fiscal 2004 consisted primarily of royalties paid by Eli Lilly & Company to the Company for sales of Sarafem and also included a research grant related to PRO 2000 development costs. Consolidated revenues of $822,000 in the first quarter of fiscal 2003 consisted primarily of an initial payment to the Company from Lilly upon the signing of the renegotiated licensing agreement related to Sarafem.

The Company’s consolidated costs and expenses for the three month period ended December 31, 2003 were $11,885,000, compared to $6,444,000 for the three month period ended December 31, 2002. Fiscal 2004 expenses include research and development expenses of $7,554,000 and marketing, general and administrative expenses of $4,016,000. The increase in costs and expenses from the first quarter of fiscal year 2003 to the first quarter of fiscal year 2004 is due primarily to increased costs associated with trospium, including clinical testing, development of extended release formulations and pre-commercialization activities.

Conference Call Details

The Company will host a conference call today, February 13, 2004, at 9 a.m., Eastern Standard Time, to provide an update on the regulatory review process for trospium. To access the live call, please dial (800) 616-0218 from the U.S. and Canada, and (706) 634-2189 from international locations. An archived recording of the call will be available beginning two hours after its completion and lasting through February 20, 2004. To access the archived call, please dial (800) 642-1687 from the U.S. and Canada, and (706) 645-9291 from international locations.

For archived calls, enter the conference ID number, 5456041.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: trospium for overactive bladder, pagoclone for panic and generalized anxiety disorders, citicoline for ischemic stroke, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of trospium; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly trospium; risks associated with contractual agreements; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the commercialization of trospium and for the development of pagoclone; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended December 31, 2003 and 2002

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended December 31,
	2003	2002
Total revenues	$927	$822
Costs and expenses:
Cost of revenues	315	210
Research and development	7,554	3,777
Marketing, general and administrative	4,016	2,457

Total costs and expenses	11,885	6,444

Loss from operations	(10,958)	(5,622)

Investment income	222	191
Interest expense	(1,292)	—
Minority interest	4	—

Net loss	$(12,024)	$(5,431)

Net loss per common share:
Basic and diluted	$(0.25)	$(0.12)

Weighted average common shares:
Basic and diluted	47,211	46,876

INDEVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31, 2003	September 30, 2003
Cash, cash equivalents and marketable securities	$73,579	$84,087
Other assets	6,463	5,984

Total assets	$80,042	$90,071

Convertible Notes	$72,000	$72,000
Other liabilities	13,484	11,817
Minority interest	9	13

Capital	307,264	306,932
Accumulated deficit	(312,715)	(300,691)

Total stockholders’ equity	(5,451)	6,241

Total liabilities and stockholders’ equity	$80,042	$90,071